EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (File No.’s 333-131542, 333-166488, 333-171184, 333-177531, 333-175541, 333-183912, 333-184462 and 333-184534) of AdCare Health Systems, Inc. of our report dated March 19, 2012, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BATTELLE & BATTELLE LLP

Dayton, Ohio
July 8, 2013